SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

June 25, 2003

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(650) 952-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item	5. Other Events.

On June 25, 2003, The Gap, Inc. (the “Company”) issued a press release regarding the completion of a secured $750,000,000 three-year revolving credit facility and the execution of letter of credit agreements with an aggregate commitment of $1,200,000,000. A copy of the Credit Agreement for the revolving credit facility and Press Release are attached hereto as Exhibit 10.1 and 99.1, respectively.

The Company has executed a letter of credit agreement with each of Citibank, N.A., Bank of America, N.A., HSBC Bank USA and JPMorgan Chase Bank. Pursuant to each letter of credit agreement, the Company agrees to pay an annual facility fee of 0.05% and to maintain a fixed charge coverage ratio of not less than 1.40:1.00 during the three-year term of the agreement. For purposes of the letter of credit agreements, “fixed charge coverage ratio” has the same meaning set forth in the Credit Agreement for the revolving credit facility attached hereto as Exhibit 10.1.

Item	7. Exhibits.

10.1	Credit Agreement dated as of June 25, 2003, among The Gap, Inc., the LC Subsidiaries, the Subsidiary Borrowers, the Lenders and the Issuing Banks (as such terms are defined in the Credit Agreement), Citigroup Global Markets Inc. (“CGMI”) and Banc of America Securities LLC (“BAS”) as joint book managers (the “Joint Managers”), BAS, HSBC Bank USA (“HSBC”) and J.P. Morgan Inc. (“JP Morgan”) as co-syndication agents, CGMI, BAS, and JP Morgan as joint lead arrangers, and Citigroup USA, Inc., as agent for the Lenders and the Issuing Banks.

99.1	Press Release dated June 25, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date:	June 25, 2003	By:	/s/ BYRON H. POLLITT, JR.
Byron H. Pollitt, Jr. Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Credit Agreement dated as of June 25, 2003, among The Gap, Inc., the LC Subsidiaries, the Subsidiary Borrowers, the Lenders and the Issuing Banks (as such terms are defined in the Credit Agreement), Citigroup Global Markets Inc. (“CGMI”) and Banc of America Securities LLC (“BAS”) as joint book managers (the “Joint Managers”), BAS, HSBC Bank USA (“HSBC”) and J.P. Morgan Inc. (“JP Morgan”) as co-syndication agents, CGMI, BAS, and JP Morgan as joint lead arrangers, and Citigroup USA, Inc., as agent for the Lenders and the Issuing Banks.

99.1	Press Release dated June 25, 2003